Exhibit 99.1

For Immediate Release
August 4, 2005

Press Release	Contact:
Ida Kane, SVP & CFO
801-816-6913
ida.kane@investools.com

Paul Helbling, SVP & CAO
281-588-9732
paul.helbling@investools.com

INVESTools Achieves Record Pro Forma Operating Cash Flow on Record Sales Transaction Volume and Revenue

SALT LAKE CITY – August 4, 2005 – INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced record results for the second quarter ended June 30, 2005.  Highlights of the quarter include:

•                  Record Revenue of $34.2 million

•                  Record Sales Transaction Volume of $45.7 million

•                  Net Loss of $6.3 million

•                  Record Pro Forma Operating Cash Flow of $6.8 million

“INVESTools produced record second quarter financial results in sales transaction volume, revenue and pro forma operating cash flow demonstrating the strength of our operations, our commitment to our students’ success and the quality of our continuing education products.” said Lee K. Barba, Chairman and CEO.  “We are very pleased with the second quarter’s financial results which, in addition to normal operations, benefited from the successful transition of CNBC students to the INVESTools brand, a substantial increase in the number of INVESTools branded workshops marketed through direct response television (DRTV) and sales of our new Active Investing Series of courses.

“During the quarter we also made changes to our partnership agreement with Success Magazine which included managing our event costs more efficiently and reducing cost of revenues to improve operating margins. Improved results from these changes demonstrate our ability to adjust product pricing and to manage fulfillment costs in order to improve margins.” added Mr. Barba.

Sales transaction volume generated during the second quarter ended June 30, 2005 rose 52 percent to $45.7 million compared to $30.1 million for the same period a year earlier.  This increase in sales transaction volume resulted in a 36 percent increase in revenues for the second quarter to $34.2 million from $25.1 million for the same period a year ago.  (Please refer to the reconciliation of total revenue to sales transaction volume below for a discussion of the relevance of this measure).

On a sequential basis, revenue for the second quarter of 2005 rose 12 percent to $34.2 million from $30.6 million in the first quarter of 2005, resulting from sales transaction volume generated during the second quarter of 2005 which rose 9 percent to $45.7 million from $41.9 million in the first quarter of 2005.

Pro forma operating cash flow was $6.8 million in the second quarter, up 66 percent from $4.1 million in the same quarter a year ago and up 134 percent from $2.9 million in the first quarter.  This was the result of revenue growth combined with improved cost management, which resulted in a decline in cost of revenues from 60 percent to 54 percent of sales transaction volume. (Please refer to the reconciliation of net loss to pro forma operating cash flow for a discussion of the relevance of this measure.)

The Company believes that pro forma operating cash flow is a valuable representation of operating performance because of the impact of accounting for deferred revenue and for costs associated with deferred revenue as described below.

Net loss in the second quarter totaled $6.3 million, or $0.14 per share, compared to a net loss of $1.6 million, or $0.04 per share in the second quarter of 2004 and to a net loss of $9.3 million, or $0.21 per share in the first quarter of 2005.

The net loss in the second quarter of 2005 was impacted significantly by the net increase of $11.5 million of deferred revenue, which will be recognized in future periods. This net increase in deferred revenue resulted from sales transaction volume in the quarter, being deferred for recognition in future periods while the majority of costs associated with such revenue were expensed at the time of the sale.  Offsetting this deferral of current quarter sales transaction volume was sales transaction volume from prior quarters, which was fulfilled and recognized as revenue.  The net increase in deferred revenue of $11.5 million resulted, as it has in the previous two quarters, from increased sales of continuing education products, primarily the Master Investor Program, the Program of High Distinction and the Company’s new Active Investing Series.

Cost of revenue in the second quarter decreased to $24.7 million, or 54 percent of sales transaction volume, from $25.1 million, or 60 percent of sales transaction volume, in the first quarter of 2005, primarily due to significant effort during the quarter to control fulfillment related costs connected with the large volume of graduates in the first and second quarters.  Additionally, an increasing proportion of graduates are coming from the Company’s INVESTools branded DRTV marketing channel, which does not incur any partner revenue share expenses. During the quarter, up sell rates improved to 26 percent from 19 percent in the prior quarter generating a higher percentage of higher margin continuing education sales which also contributed to the improvement in cost of revenue.

Selling expense in the second quarter of $9.3 million increased $0.7 million compared to the preceding quarter level of $8.6 million. The increase in selling expense in the quarter can be attributed to a significant increase in markets served under the INVESTools brand.

General and administrative expense in the second quarter was unchanged from the first quarter at $6.4 million, falling to 14 percent of sales transaction volume from 15 percent in the first quarter.

During the second quarter of 2005, the Company graduated more than 16,000 students. Through June 30, 2005, the Company’s graduate base increased to more than 183,000 students from its investor education programs, and active subscribers to its Investor Toolbox and Prophet.Net websites increased to more than 73,000 subscribers.  Subscription retention rates continue to run at approximately 65 percent.

As of June 30, 2005, the Company had cash, cash equivalents (including restricted cash) and marketable securities of $19.5 million, compared to $20.4 million at March 31, 2005 and $18.5 million at June 30, 2004.  During the first quarter, the Company utilized $7.9 million (net of cash acquired) related to the acquisition of Prophet Financial Systems and $2.0 million in investments related to technology projects and the Company’s move to its new Salt Lake City facility in May.  In the second quarter the Company invested an additional $2.8 million related to technology projects and the facility move.  The Company did not acquire any additional shares of its common stock during the quarter pursuant to its stock repurchase program.

Explanation of Non-GAAP Information

The Company believes that sales transaction volume before changes in deferred revenue is an important measure of business volume.  It is consistent with the amount of cash receipts from selling activities in the period and with the level of a majority of the cost components of cost of revenue.

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
($ in millions)	2005	2005	2004	2004	2004	2004

Sales Transaction Volume	$45.7	$41.9	$36.3	$30.2	$30.1	$25.9
Change in Deferred Revenue	$(11.5)	$(11.3)	$(11.4)	$(6.3)	$(5.0)	$(2.7)
Total Revenue	$34.2	$30.6	$24.9	$23.9	$25.1	$23.2

The Company believes that pro forma operating cash flow as shown in the table below is a valuable representation of operating performance given the impact of accounting for deferred revenue and for costs associated with deferred revenue.

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
($ in millions)	2005	2005	2004	2004	2004	2004

Net Loss	$(6.3)	$(9.3)	$(6.7)	$(3.2)	$(1.6)	$(0.2)

Depreciation and Amortization	$0.7	$0.5	$0.4	$0.2	$0.2	$0.2
Other Non-Cash Items	$0.8	$0.6	$1.2	$0.5	$0.4	$0.4
Net Change in Deferred Revenue	$11.6	$11.0	$11.0	$6.1	$5.1	$3.1
Pro forma Operating Cash Flow	$6.8	$2.8	$5.9	$3.6	$4.1	$3.5

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used generally as a substitute for revenue, net income (loss) or other GAAP operating measurements.

Conference Call Information

A conference call to discuss the financial results is scheduled for 10:00 a.m. Eastern today.  The call is being webcast by CCBN and will be available through INVESTools’ corporate website at www.investools.com in the Investor Relations section under Webcasts and Presentations.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours following completion of the live call.

About INVESTools Inc.

INVESTools Inc. is a global leader in investor education.  The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, “at home” study programs, personal training sessions and through the Web.  Approximately 183,000 investors around the world have graduated from INVESTools investor education programs.  Visit the Company’s corporate Web site at http://www.investools.com for more information regarding the INVESTools Method™.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect the Company’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the success of brand development efforts and strategic alliances; demand for the Company’s products and services; the ability to compete effectively and adjust to changing market conditions; inability to protect the Company’s proprietary technology; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; the potential for intellectual property infringement, warranty, product liability, and other claims; the uncertainties associated with governmental regulation; and other factors detailed from time to time in the SEC reports of INVESTools Inc.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

# # #

INVESTOOLS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,533	$10,736
Marketable securities	9,653	13,840
Accounts receivable, net (allowance: $59, $7)	3,384	2,194
Current portion of restricted cash	381	384
Other current assets	3,246	2,493
Total current assets	21,197	29,647
Long-term restricted cash	4,902	1,876
Goodwill	18,085	14,315
Intangible assets, net	5,893	2,152
Furniture and equipment, net	6,007	1,574
Other long-term assets	250	214
Total assets	$56,334	$49,778
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of deferred revenue	$53,374	$31,957
Accounts payable	3,163	4,994
Accrued payroll	2,660	2,178
Accrued tax liabilities	5,791	5,103
Other current liabilities	3,396	4,273
Current portion of capital lease	115	—
Total liabilities, current	68,499	48,505
Long-term liabilities:
Other long-term accrued liabilities	42	84
Long term portion of capital lease	551	—
Long-term portion of deferred revenue	9,726	8,421
Total liabilities	78,818	57,010
Stockholders’ deficit:
Common stock $0.01 par value (45,023 and 44,966 shares issued and outstanding, respectively)	450	449
Additional paid-in capital	129,683	129,097
Accumulated other comprehensive loss	(62)	(32)
Deferred stock compensation	(1,244)	(998)
Accumulated deficit	(151,311)	(135,748)
Total stockholders’ deficit	(22,484)	(7,232)
Total liabilities and stockholders’ deficit	$56,334	$49,778

INVESTOOLS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		As Restated		As Restated

Revenue	$34,162	$25,140	$64,786	$48,359

Costs and expenses
Cost of revenue	24,737	15,876	49,832	29,186
Selling expense	9,283	6,025	17,878	11,422
General and administrative expense	6,435	4,697	12,788	9,179
Special charges	40	165	40	391
Total costs and expenses	40,495	26,763	80,538	50,178
Loss from operations	(6,333)	(1,623)	(15,752)	(1,819)

Other income (expense)
Loss on sale of assets and other, net	(117)	(56)	(117)	(74)
Interest income (expense)	190	60	311	103

Total other income (expense)	73	4	194	29

Loss before income tax expense	(6,260)	(1,619)	(15,558)	(1,790)
Income tax expense	—	—	5	3

Net loss	$(6,260)	$(1,619)	$(15,563)	$(1,793)
Net loss per common share – basic and diluted	$(0.14)	$(0.04)	$(0.35)	$(0.04)
Weighted average common shares outstanding – basic and diluted	45,008	45,329	44,990	44,954

INVESTOOLS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2005	2004
		As Restated
Cash flows from operating activities:
Net loss	$(15,563)	$(1,793)
Reconciling adjustments:
Depreciation and amortization	1,169	374
Stock compensation expense	252	113
Provisions for sales return reserve	1,083	771
Provisions for bad debt	58	—
Loss on sale of assets	71	—
Changes in operating assets and liabilities, net of effect of acquired businesses:
Accounts receivable	(981)	(546)
Restricted cash	3	—
Other current assets	(596)	(1,093)
Accounts payable	(1,941)	788
Deferred revenue	22,621	8,111
Accrued payroll	404	(23)
Current liabilities	(2,810)	(787)
Accrued tax liabilities	688	513
Net cash provided by operating activities	4,458	6,428
Cash flows from investing activities:
Proceeds from the maturity of marketable securities	—	(5,050)
Proceeds from the sale of securities	4,170	5,688
Proceeds form sale of equipment	40	—
Purchases of furniture, fixtures and equipment	(4,824)	(395)
Cash paid in business acquisitions, net of cash received	(7,777)	(62)
Net cash (used in) provided by investing activities	(8,391)	181
Cash flows from financing activities:
Payments on notes payable	(9)	(254)
Capital Lease obligations	675	—
Changes in long-term restricted cash	(3,026)	(1,500)
Exercise of stock options	90	180
Net cash used in financing activities	(2,270)	(1,574)
(Decrease) increase in cash and cash equivalents	(6,203)	5,035
Cash and cash equivalents:
Beginning of period	10,736	4,458
End of period	$4,533	$9,493